UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement
☐Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒Definitive Proxy Statement
☐Definitive Additional Materials
☐Soliciting Material Pursuant to §240.14a-12

The First of Long Island Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.
☐Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE FIRST OF LONG ISLAND CORPORATION
10 GLEN HEAD ROAD
GLEN HEAD, NEW YORK 11545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 21, 2015

March 16, 2015

To the Stockholders of
The First of Long Island Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of THE FIRST OF LONG ISLAND CORPORATION will be held at THE CARLTUN, EISENHOWER PARK, 1899 HEMPSTEAD TURNPIKE, EAST MEADOW, NEW YORK, on Tuesday, April 21, 2015, at 3:30 P.M. local time for the following purposes:

(1)	To elect five directors to hold office for a two year term and until their successors are duly elected and qualified;

(2)	To conduct a non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers;

(3)	To ratify the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for 2015; and

(4)	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 23, 2015 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors

Sallyanne K. Ballweg
Senior Executive Vice President and Secretary

IMPORTANT -- PLEASE VOTE YOUR PROXY PROMPTLY.

IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR TO VOTE ELECTRONICALLY AS PROVIDED IN THE INSTRUCTIONS INCLUDED HEREWITH.

THE FIRST OF LONG ISLAND CORPORATION
10 Glen Head Road
Glen Head, New York 11545
(516) 671-4900

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors (“Board”) of The First of Long Island Corporation (“Corporation” or “Company”) for use at the Annual Meeting of Stockholders to be held at 3:30 P.M. local time at The Carltun, Eisenhower Park, 1899 Hempstead Turnpike, East Meadow, New York on April 21, 2015.  The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 16, 2015.

Proxies in the accompanying form that are properly executed and duly returned to the Corporation, or voted electronically, will be voted at the meeting in accordance with the instructions provided.  Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this proxy statement for consideration at the meeting.  Each proxy granted may be revoked at any time prior to its exercise either by written notice filed with the secretary of the Corporation or by notice given during the meeting by the stockholder to the presiding officer of the meeting.  The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum for the transaction of business.  In the absence of a quorum, the meeting may be adjourned to a subsequent date, provided notice of such meeting is mailed to each stockholder entitled to vote at least five (5) days before the adjourned meeting.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described herein.  Only stockholders of record at the close of business on February 23, 2015 are entitled to notice of and to vote at the meeting.

As of February 23, 2015, there were issued 13,927,938 shares of the Common Stock, all of which were outstanding and entitled to vote.  To the best knowledge of the Corporation, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of February 23, 2015 are identified in the table below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Jean C. Canarick 32 Cottage Row Glen Cove, NY 11542	1,113,951 shares (1)	8.00%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	872,419 shares (2)	6.26%

Basswood Capital Management, L.L.C. 645 Madison Avenue, 10th Floor New York, NY 10022	866,695 shares (3)	6.22%

(1)	Based on a Schedule 13G filed on February 13, 2015, which indicates that Jean C. Canarick has sole voting and dispositive power with respect to these shares.

(2)	Based on a Schedule 13G filed on January 30, 2015, which indicates that BlackRock, Inc. has sole voting power with respect to 850,255 shares and sole dispositive power with respect to 872,419 shares.

(3)	Based on a Schedule 13G filed on February 17, 2015, which indicates that Basswood Capital Management, L.L.C. has shared voting and dispositive power with respect to these shares.

Following is information with respect to the beneficial ownership of the Corporation's Common Stock as of February 23, 2015, by all directors and nominees, by the executive officers of the Corporation named in the “Summary Compensation Table” (“named executive officers” or “NEOs”), and by directors and all executive officers of the Corporation as a group.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock	Allen E. Busching	33,912	(1)	.24%
($.10 par value)	Paul T. Canarick	56,563	(2)	.41%
	Alexander L. Cover	22,134	(3)	.16%
	Howard Thomas Hogan, Jr.	138,815	(4)	1.00%
	John T. Lane	16,216	(5)	.12%
	J. Douglas Maxwell, Jr.	69,183	(6)	.50%
	Stephen V. Murphy	27,267	(7)	.20%
	Milbrey Rennie Taylor	18,316	(8)	.13%
	Walter C. Teagle III	110,694	(9)	.79%
	Eric J. Tveter	80		-
	Michael N. Vittorio	74,016	(10)	.53%
	Sallyanne K. Ballweg	35,445	(11)	.25%
	Mark D. Curtis	55,152	(12)	.40%
	Richard Kick	94,305	(13)	.68%
	Donald L. Manfredonia	98,056	(14)	.70%
	Directors and Executive Officers as a group (17 persons)	861,923	(15)	6.19%

(1)	Including 6,033 shares in the name of Claire C. Busching, Mr. Busching’s wife, and 10,011 shares that can be acquired by the exercise of stock options.

(2)	Including 10,755 shares that can be acquired by the exercise of stock options.

(3)	Including 750 shares in the name of Rose Mary Cover, Mr. Cover’s wife; and 12,384 shares that can be acquired by the exercise of stock options.

(4)	Including 1,364 shares in the name of Judy Hogan, Mr. Hogan’s wife; 31,113 shares in the name of Mr. Hogan as Trustee for the benefit of his children, Howard, Kathryn, and Margaret Hogan; 2,082 shares in the name of Mr. Hogan as Trustee for the Hogan Family Trust; and 12,381 shares that can be acquired by the exercise of stock options.

(5)	Including 2,167 shares that can be acquired by the exercise of stock options.

(6)	Including 12,381 shares that can be acquired by the exercise of stock options.

(7)	Including 4,800 shares that can be acquired by the exercise of stock options.

(8)	Including 6,300 shares that can be acquired by the exercise of stock options.

(9)	Including 1,011 shares in the name of Janet D. Teagle, Mr. Teagle's wife; 4,066 shares each (totaling 12,198 shares) in the names of W. Clark Teagle IV, Clifton D. Teagle and Janet W. Teagle, Mr. Teagle’s children; and 24,763 shares that can be acquired by the exercise of stock options.

(10)	Including 17,396 shares that can be acquired by the exercise of stock options.

(11)	Including 7,121 shares that can be acquired by the exercise of stock options.

(12)	Including 1,381 and 1,007 shares in the names of Mr. Curtis’ children, Heather and Eric Curtis, respectively; and 21,921 shares that can be acquired by the exercise of stock options.

(13)	Including 40,006 shares that can be acquired by the exercise of stock options.

(14)	Including 42,122 shares that can be acquired by the exercise of stock options.

(15)	Including 228,250 shares that can be acquired by the exercise of stock options.

VOTING PROCEDURES AND METHODS OF COUNTING VOTES

As to Proposal 1 regarding the election of directors, the proxy card being provided by the Board enables a stockholder to vote “For” the election of the five nominees proposed by the Board or to “Withhold Authority” to vote for the nominees being proposed.  As discussed under Proposal 1, cumulative voting applies to the election of directors.  Directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominee is withheld.

As to Proposals 2 and 3, a stockholder may: (1) vote “For” the item, (2) vote “Against” the item, or (3) “Abstain” from voting on the item.  In order to approve Proposals 2 and 3, each proposal must receive the affirmative vote of a majority of the shares voting on each matter at the annual meeting without regard to either shares as to which the “Abstain” box is marked or broker non-votes.

Proxies solicited hereby will be returned to the Corporation, tabulated by the Corporation’s registrar and transfer agent and reviewed by the inspectors of election designated by the Board.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Corporation currently consists of eleven members.  The Board has nominated the Class I directors for re-election.  Each Board member and nominee, with the exception of Michael N. Vittorio, who serves as President and Chief Executive Officer (“CEO”) of the Corporation and its wholly owned bank subsidiary, The First National Bank of Long Island (“Bank”), is independent as defined in the Nasdaq Rules.

The Board is divided into two classes, Class I and Class II.  The following table sets forth the present composition of the Board.

Name	Class	Expiration of Term

Howard Thomas Hogan, Jr.	I	2015
John T. Lane	I	2015
Milbrey Rennie Taylor	I	2015
Walter C. Teagle III	I	2015
Michael N. Vittorio	I	2015
Allen E. Busching	II	2016
Paul T. Canarick	II	2016
Alexander L. Cover	II	2016
J. Douglas Maxwell, Jr.	II	2016
Stephen V. Murphy	II	2016
Eric J. Tveter	II	2016

As to the election of directors, each stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected.  A stockholder may also cumulate his or her votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of his or her shares or by distributing such votes on the same principle among any number of candidates.  Cumulative voting can affect the election of directors if there are more nominees for director than positions to be filled.  In the event that cumulative voting is in effect, it is the intention of the persons named in the accompanying proxy to vote cumulatively for the nominees listed, and if authority for any nominee or nominees is withheld, the votes will be distributed among the remaining candidates in the discretion of the Board.

It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions indicated thereon and, in the absence of contrary indication, for the re-election of Directors Hogan, Lane, Taylor, Teagle and Vittorio.  Each of the Class I directors will hold office until the 2017 Annual Meeting of Stockholders, or until his or her successor is elected and qualified.  If at the time of the 2015 Annual Meeting any of the nominees named above is unavailable or chooses not to serve as a director (an event that the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board of Directors may designate.

The Board of Directors recommends a vote FOR all named nominees.

The following table sets forth a brief description of the business experience of each of the Corporation’s directors during the past five years.  It also indicates any other directorships held during the past five years in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934 (“Exchange Act”) or subject to the requirements of section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.  The year set forth for each director is the year in which the person named became a director of the Corporation and the Bank with the exception of Mr. Hogan who became a director of the Corporation upon its formation in 1984.

BUSINESS EXPERIENCE OF DIRECTORS

Name	Principal Occupations and Other Directorships for Last 5 Years	Director Since

Allen E. Busching (Age 83)	Retired Public Company Executive	1999

Paul T. Canarick (Age 58)	President and Principal, Paul Todd, Inc. (Construction Company)	1992

Alexander L. Cover (Age 71)	Business and Management Consultant (Private Practice)	2003

Howard Thomas Hogan, Jr. (Age 70)	Hogan & Hogan (Attorney, Private Practice)	1978

John T. Lane (Age 72)	Retired JP Morgan & Co. Executive	2007

J. Douglas Maxwell, Jr. (Age 73)	Director Photon Migration Technologies Corp. (Medical Technology)	1987

Stephen V. Murphy (Age 69)	President, S.V. Murphy & Co., Inc. (Financial Advisory Services); Director, Excelsior Venture Partners III, LLC; Excelsior Multi-Strategy Hedge Fund of Funds, LLC; Excelsior Private Markets Fund II, LLC; Excelsior Private Markets Fund III, LLC; Former Director, Bowne & Co., Inc.	2005

Milbrey Rennie Taylor (Age 68)	Retired Executive Producer of CBS News	2008

Walter C. Teagle III (Age 65)	Chairman of the Board, The First of Long Island Corporation and The First National Bank of Long Island; President and Owner, Teagle Management, Inc. (Private Investment Firm); Managing General Partner, Gulo Capital Partners L.P. (Private Investment Partnership); Chairman and Director, The Teagle Foundation, Inc. (Private Foundation)	1996

Eric J. Tveter (Age 56)	Chief Executive Officer, Austria/Switzerland Region Liberty Global plc (formerly: Chief Executive Officer, upc cablecom GmbH of Switzerland and Director, Open TV)	2013

Michael N. Vittorio (Age 62)	President and Chief Executive Officer, The First of Long Island Corporation and The First National Bank of Long Island	2003

QUALIFICATIONS OF DIRECTORS

Diversity.  The Governance and Nominating Committee believes that the Board as a whole should adequately reflect the diversity of the Company’s constituencies and the communities in which the Company conducts business.  Although the Committee considers diversity in identifying nominees for director, it does not have a formal policy in this regard.  The Committee has a broad view of diversity, and conceptualizes it to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, as well as race, gender, national origin and other characteristics.

Specific Core Competencies.  In addition to general qualifications and the consideration of diversity, the Governance and Nominating Committee has developed a Skill Sets Matrix that sets forth the specific core competencies it believes one or more Board members should possess.  The matrix is used to evaluate the collective skills of the existing board and identify the skills that the Committee should seek when filling a Board vacancy or increasing the size of the Board.  The Governance and Nominating Committee recognizes that some Board members may possess many of the core competencies, while others will possess only a few, but that each Board member should have particular strength with respect to at least one.  The identified core competencies, which are subject to change from time to time, include, but are not limited to: experience as a director; experience with publicly-held companies; background and experience necessary to qualify as an “audit committee financial expert” as defined in Regulation S-K of the Securities and Exchange Commission; and experience in banking, strategic planning, accounting and reporting, finance, mergers and acquisitions, investments, real estate, marketing, operations, information technology and legal matters.

With respect to each of the Corporation’s directors, the narrative that follows sets forth the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a director in light of the Company’s business and structure and the general qualifications and core competencies identified and deemed desirable by the Governance and Nominating Committee.

Allen E. Busching - Mr. Busching joined the Board in 1999 and is Chairman of the Compensation Committee and a member of the Audit Committee.  He serves as an associate Trustee of North Shore-Long Island Jewish Health Systems, Inc. and is a member of its Finance Committee.  Mr. Busching previously served as President and Chief Executive Officer of Veeco Instruments, a New York Stock Exchange Company, and has been a director of both banking and non-banking companies.  Mr. Busching’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, publicly held companies, strategic planning, operations, finance and mergers and acquisitions.

Paul T. Canarick - Mr. Canarick joined the Board in 1992, is a member of the Governance and Nominating, Loan and Asset Liability Committees.  Mr. Canarick is President and Principal of Paul Todd, Inc., a privately held construction company.  Mr. Canarick’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in real estate.

Alexander L. Cover - Mr. Cover joined the Board in 2003 and is Chairman of the Audit Committee and a member of the Governance and Nominating and Asset Liability Committees.  He is currently a business and management consultant in private practice and, among other things, assists privately held companies with developing business plans.  Previously he was Partner In Charge of the financial institutions practice of the Long Island office of Ernst & Young, LLP.  At Ernst & Young, Mr. Cover’s experience also included, among other things, serving as review partner on both SEC and non-SEC engagements.  Mr. Cover has also been a director of a number of not-for-profit entities.  Mr. Cover’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly held companies, corporate governance, banking, strategic planning, accounting and reporting, finance and mergers and acquisitions.

Howard Thomas Hogan, Jr., Esq. - Mr. Hogan joined the Board in 1978 and is a member of the Loan and Governance and Nominating Committees.  Mr. Hogan is currently an attorney in private practice, with an emphasis on real estate.  He currently serves and has served as a director of numerous not-for-profit and community organizations.  His experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in legal matters, real estate and corporate governance.

John T. Lane - Mr. Lane joined the Board in 2007 and is Chairman of the Asset Liability Committee and a member of the Loan Committee.  He is currently a director of Winthrop University Hospital and Health Care Trustees of New York State.  Mr. Lane’s previous experience includes Managing Director of J.P. Morgan & Co.  During his twenty-six year career with J.P. Morgan, Mr. Lane served in leadership positions in Corporate Finance, Private Clients, Credit and Investor Services.  Mr. Lane also served as a member of J.P. Morgan’s Credit Policy Committee, Chairman of J.P. Morgan Florida, and Director of J.P. Morgan California, Morgan Shareholder Services and Morgan Futures.  Aside from J.P. Morgan, Mr. Lane has served as a director of a number of publicly and privately held companies and not-for-profit entities.  Mr. Lane’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in banking, publicly held companies, corporate governance, finance and mergers and acquisitions.

J. Douglas Maxwell, Jr. - Mr. Maxwell joined the Board in 1987 and is Chairman of the Governance and Nominating Committee and a member of the Audit Committee.  Currently, Mr. Maxwell is a director of Photon Migration Technologies Corp.  Mr. Maxwell’s past experience includes a variety of executive positions including Chief Financial Officer of NIRX Medical Technologies LLC, Chairman of the Board and Chief Executive Officer, Swissray Empower, Inc. and President, Chemco Technologies, Inc.  Mr. Maxwell has served as a director of a number of publicly and privately held companies and not-for-profit entities.  Mr. Maxwell’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly held companies, corporate governance, accounting and reporting, finance and operations.

Stephen V. Murphy - Mr. Murphy joined the Board in 2005 and is Chairman of the Loan Committee and a member of the Compensation and Asset Liability Committees.  He is currently President of S.V. Murphy & Co., Inc., a financial advisory firm.  He also serves as a director of several registered investment companies.  Mr. Murphy’s experience includes Merrill Lynch Capital Markets, where he was Managing Director in the Investment Banking Department in charge of the Financial Institutions Mergers and Acquisitions Group.  Prior to that, Mr. Murphy was with The First Boston Corporation as Managing Director in the Corporate Finance Department in charge of the Commercial Banking Group for Financing and Strategic Services.  Mr. Murphy also serves or has served as a director for various publicly held and not-for-profit entities.  Mr. Murphy’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in publicly held companies, corporate governance, banking, strategic planning, finance, mergers and acquisitions, and investments.

Milbrey Rennie Taylor - Ms. Taylor joined the Board in 2008 and is a member of the Compensation and Governance and Nominating Committees.  Ms. Taylor’s experience includes over thirty years in the television news business.  She served as Executive Producer of CBS News Sunday Morning and CBS Weekend News.  Ms. Taylor also served as Vice President of ThirdAge Media, an Internet company partly owned by CBS, Inc.  Ms. Taylor serves and has served as a director of a number of not-for-profit entities.  Ms. Taylor’s experience has provided her with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, communications and public relations.

Walter C. Teagle III - Mr. Teagle joined the Board in 1996, became Chairman of the Board in 2005 and is an ex officio member for all purposes of all Board committees of the Corporation and the Bank.  Mr. Teagle is currently President and owner of Teagle Management, Inc., a private investment firm, Chairman and director of The Teagle Foundation, Inc. and Managing General Partner of Gulo Capital Partners L.P., a private investment partnership.  Mr. Teagle’s past experience includes a variety of executive and board positions including Managing Director, Groton Partners LLC, a merchant banking firm; Officer and Managing Director, Groton Asset Management LLC, an investment management company; Executive Vice President and Director, Lexent, Inc., a publicly-held infrastructure service provider; and President, Chief Executive Officer, and Director, Metro Design Systems, Inc., an engineering design services firm.  Mr. Teagle has also been a director of not-for-profit entities.  Mr. Teagle’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in corporate governance, operations, finance, strategic planning and investments.

Eric J. Tveter - Mr. Tveter joined the Board in September 2013 and is a member of the Audit and Compensation Committees.  He is currently Chief Executive Officer of Liberty Global’s Swiss and Austrian Region.  Prior to that he was Chief Executive Officer of upc cablecom GmbH of Switzerland, a Liberty Global company.  Mr. Tveter has extensive knowledge and experience in the US, UK and European cable industries.  He was President of UK cable operator Telewest Global Inc. and held a range of senior management positions at Time Warner Cable, Comcast Corporation and Cablevision Systems Corporation.  Mr. Tveter was a Non-Executive Board Member of Open TV and served as Chairman of Sightspeed Inc, a video conferencing and communications provider.    Mr. Tveter’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in strategic planning, accounting and reporting, finance, marketing, operations and information technology.

Michael N. Vittorio - Mr. Vittorio has been President and Chief Executive Officer of the Corporation and the Bank since 2003.  Prior to his employment by the Company in 2002, Mr. Vittorio was employed at J.P. Morgan Chase as Senior Vice President responsible for managing Chase Insurance Agency’s Insurance Brokerage and Advisory Service Business.  Previously he served in various capacities at J.P. Morgan Chase including Senior Credit Officer for Small Business Financial Services, Middle Market Regional Manager and Division Executive in the Small Business/Commercial Division.  Mr. Vittorio also serves or has served as a director of a variety of not-for-profit entities.  Mr. Vittorio’s experience has provided him with a number of the core competencies identified by the Governance and Nominating Committee, with particular strength in banking, publicly held companies, strategic planning, mergers and acquisitions, real estate, marketing and operations.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the Chairman of the Board will be an independent director.  The Board believes that management accountability and the Board’s independence from management are best served by having an independent, non-executive chairman.

Walter C. Teagle III has served as Chairman of the Board since May 2005.  As Chairman, Mr. Teagle organizes the work of the Board and ensures that the Board has access to sufficient information to enable it to carry out its responsibilities, including monitoring the Corporation’s performance and the performance of management.  The role of the Chairman includes: (1) presiding over all meetings of the Board and stockholders, including regular executive sessions of the Board in which the CEO and other members of management do not participate; (2) establishing the annual agenda of the Board and agendas of each meeting in consultation with the CEO; (3) advising with respect to the work of each Committee and reviewing together with the Governance and Nominating Committee changes in Board membership and the membership and chair of each Committee; (4) coordinating periodic reviews of management’s strategic plan for the Corporation; (5) leading the Board’s review of the succession plan for the CEO; and (6) coordinating with the Compensation Committee of the Board the annual performance review of the CEO.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is an integral part of Board and Board committee discussions.  The significant risks facing the Corporation are set forth in an Enterprise Risk Management document prepared by management and reviewed by the Board.  The Corporation’s management team, which includes a Chief Risk Officer, is responsible for identifying, assessing and managing risk and the Board is responsible for risk oversight and fulfills this responsibility primarily through its committees.  In granting authority to management, approving policies and strategies and receiving management reports, the Board and its committees consider, among other things, the risks that the Corporation faces.  For each critical risk, such as credit risk, interest rate risk and liquidity risk, the Corporation has a formal written policy that is approved by an appropriate Board committee or the full Board.

The following table sets forth the Board and Board committee risk oversight responsibilities.

Board or Board Committee	Risk Oversight Responsibilities

Board of Directors	Strategic and Earnings

Loan Committee	Credit and Allowance for Loan Losses

Asset Liability Committee	Interest Rate, Liquidity, Credit and Market

Audit Committee	Financial Reporting, Internal Control, Compliance, Operational, Technology, Information Security, Business Continuity and Fiduciary

Governance and Nominating Committee	Succession Planning, Legal and Reputation

Compensation Committee	Compensation and Retention

MEETINGS OF THE BOARD OF DIRECTORS

All of the members of the Board of the Corporation also serve on the Board of the Bank.  The Board of the Corporation held ten regular meetings during 2014.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of the committees on which such director served.

BOARD COMMITTEES AND MEETINGS

The Board of the Corporation has three standing committees: the Governance and Nominating Committee; the Audit Committee; and the Compensation Committee.  The Board of the Bank also has two standing committees: the Loan Committee and the Asset Liability Committee.

Governance and Nominating Committee

All the members of the Corporation’s Governance and Nominating Committee are independent directors as defined in the Nasdaq Rules.  The members of the Governance and Nominating Committee are Paul T. Canarick, Alexander L. Cover, J. Douglas Maxwell, Jr., Howard Thomas Hogan, Jr., Milbrey Rennie Taylor and Walter C. Teagle III.  The Committee met four times during 2014.

The Corporation’s Board has adopted a formal written charter for the Governance and Nominating Committee.  A current copy of the charter and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website by going to www.FNBLI.com, placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Governance and Nominating Committee Charter” or “Corporate Governance Guidelines.”

The Governance and Nominating Committee is currently responsible for: (1) identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders; (2) recommending to the Board written corporate governance guidelines and monitoring compliance with said guidelines; (3) leading the Board in an annual Board self-assessment and reporting to the Board on its own self-assessment and the self-assessments performed by the other Board committees; and (4) recommending to the Board director candidates for each committee.

Although the Corporation has a long history of being able to attract and maintain a cohesive Board with the variety of skills necessary to oversee the affairs of the Corporation, the Governance and Nominating Committee will consider director candidates recommended by stockholders.  Submission of candidates may be made in writing at any time.  However, to be considered by the Governance and Nominating Committee for nomination at the 2016 annual meeting, such submissions should be made no later than November 17, 2015 to the Chairman of the Governance and Nominating Committee at the Corporation’s address set forth in this proxy statement.  In addition, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors provided that such nominations are made in accordance with the provisions of the Corporation’s bylaws establishing the information and notice requirements for such nominations.

In addition to interviews, the Governance and Nominating Committee may evaluate potential nominees by reviewing resumes, checking business and/or personal references, and performing background checks as deemed appropriate.  The Corporation has not paid a fee to any third party or parties to assist in identifying or evaluating potential nominees.

All of the Class I nominees approved by the Governance and Nominating Committee for inclusion on the Corporation’s proxy card for the Annual Meeting of Stockholders to be held April 21, 2015 are directors standing for re-election.

Audit Committee

The members of the Audit Committee are Allen E. Busching, Alexander L. Cover, J. Douglas Maxwell, Jr., Walter C. Teagle III and Eric J. Tveter.  The Committee met seven times during 2014.

The Corporation’s Board has adopted a formal written charter for the Audit Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com, placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Audit Committee Charter.”

The Board has determined that all members of the Audit Committee are independent as independence for audit committee members is defined in SEC Rule 10A-3 and the Nasdaq Rules.  The Board has also determined that Alexander L. Cover is an “audit committee financial expert” as that term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission.  The Board of Directors has also determined that all members of the Audit Committee have banking or related financial management expertise.

The responsibilities of the Audit Committee are described under the heading “Audit Committee Report” beginning on page 25 of this proxy statement

Compensation Committee

All the members of the Corporation’s Compensation Committee are independent directors as defined in the Nasdaq Rules.  The members of the Compensation Committee are Allen E. Busching, Stephen V. Murphy, Milbrey Rennie Taylor, Walter C. Teagle III and Eric J. Tveter.  The Committee met seven times during 2014.

The Corporation’s Board has adopted a formal written charter for the Compensation Committee.  A current copy of the charter is available on the Corporation’s website by going to www.FNBLI.com, placing the cursor over “Investor Relations,” then clicking on “Corporate Governance” and then clicking on “Board Compensation Committee Charter.”

The Compensation Committee is responsible for: (1) conducting a periodic review of the Corporation’s incentive-based compensation policy and other compensation policies, strategies and plans for the CEO, other executive officers and non-employee directors and reporting and making recommendations to the Board with respect thereto; (2) recommending to the Board approval of employment contracts for the CEO and other executive officers;  (3) evaluating the performance of the CEO and recommending to the Board the base salary level for the CEO; (4) reviewing, at its discretion, the CEO’s performance evaluation of the other executive officers of the Corporation and recommending to the Board the base salary level of each such officer; (5) recommending to the Board approval of cash compensation for non-employee directors;  (6) setting corporate goals used to determine cash incentive compensation paid to the CEO and other executive officers and stock-based compensation awarded to the CEO, other executive officers and non-employee directors; (7) recommending to the Board approval of cash incentive compensation for the Corporation’s CEO and other executive officers pursuant to the Corporation’s compensation program; (8) administering the Corporation’s equity incentive plan, including recommending to the Board approval of awards of stock-based compensation to the CEO, other executive officers and non-employee directors under such plan and pursuant to the Corporation’s compensation program; (9) reviewing the overall annual salary budget for the Bank’s entire employee population; (10) conducting, or causing to be conducted, at its discretion, a periodic review of the Corporation’s pension, 401(k), supplemental executive retirement and health and welfare plans; (11) reviewing the compensation disclosures included in the Corporation’s annual proxy statement and preparing or causing to be prepared an annual report of the Committee on executive compensation to be included therein; (12) considering the results of the most recent non-binding, stockholder advisory vote on executive compensation and, if deemed necessary, recommending to the Board changes in compensation policies, practices and decisions; and (13) reviewing the most recent non-binding, stockholder advisory vote on the frequency of stockholder votes on executive compensation and, in light of such advisory vote, recommending to the Board how frequently the Corporation should include in its proxy materials a non-binding, stockholder advisory vote on the compensation of its named executive officers.

Administration of the Corporation’s equity incentive plan includes selecting directors and officers to whom awards are to be made and determining the timing, duration, amount, type and terms of each award.  Members of the Compensation Committee as well as all other non-employee directors of the Corporation have been eligible for awards of stock-based compensation in the past and it is currently anticipated that they will be eligible for future awards.

In determining an appropriate level of compensation for the CEO and other executive officers, the Compensation Committee periodically engages an independent compensation consulting firm to gather and help analyze the information necessary to make such determinations.  In 2014, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), an independent national compensation consulting firm, to conduct a review of the compensation of the Company’s CEO and other executive officers.  The objective of the review was to provide an assessment of the competitiveness and effectiveness of the Corporation’s compensation programs relative to peer banks.

In performing their 2014 review, PM&P worked with the Compensation Committee to develop a custom peer group.  The peer banks were similar in size and scope to the Bank, with total assets ranging from approximately $1.2 billion to $4.7 billion.  This range compares to total assets for the Bank of approximately $2.7 billion at year-end 2014.  The peer group consisted of seventeen (17) publicly-held bank holding companies located in the Bank’s general geographic area and included Arrow Financial Corporation, Bridge Bancorp, Inc., Bryn Mawr Bank Corporation, Citizens & Northern Corporation, CNB Financial Corporation, Financial Institutions, Inc., Flushing Financial Corporation, Hudson Valley Holding Corp., Lakeland Bancorp, Inc., Metro Bancorp, Inc., Peapack-Gladstone Financial Corporation, S&T Bancorp, Inc., Sterling Bancorp, Suffolk Bancorp, Sun Bancorp, Inc., Univest Corporation of Pennsylvania, and Washington Trust Bancorp, Inc.  PM&P also gathered peer data from published industry surveys, including their own survey and surveys performed by other nationally recognized compensation consulting firms.  In performing their reviews, PM&P assessed the elements of executive compensation both individually and in the aggregate, including base salary, annual cash incentive compensation and annual equity awards.  Based on their reviews, PM&P provided the Compensation Committee with a comparison of the compensation of the CEO and other executive officers to the market median.  PM&P also provided observations and recommendations on emerging trends and best practices in executive compensation.

Other than the services described above, PM&P did not provide any other services to the Company.

The Compensation Committee considers the most recent stockholder say on pay advisory vote in reviewing the Corporation’s executive compensation policies, practices and decisions.  The Compensation Committee concluded that no significant revisions were necessary to our executive compensation program as a result of the most recent say on pay vote.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee: (1) was an officer or employee of the Corporation or the Bank; (2) was formerly an officer of the Corporation or the Bank; or (3) had any relationship requiring disclosure by the Corporation under the SEC’s rules governing disclosure of related party transactions.  No executive officer of the Corporation served as a director or member of a compensation committee of another entity, one of whose directors or executive officers served as a member of the Corporation’s Board of Directors or Compensation Committee.

Loan Committee of the Bank

The members of the Loan Committee are Paul T. Canarick, Howard Thomas Hogan, Jr., John T. Lane, Stephen V. Murphy, Walter C. Teagle III and Michael N. Vittorio.  In 2014, the Committee met quarterly to review the overall loan portfolio, reports by the Bank’s independent loan review consultants and the allowance for loan losses.

The Loan Committee is responsible for providing oversight with respect to the Bank’s lending activities.  In this regard, the Committee: (1) oversees credit risk and approves policies that govern lending activities and credit risk management; (2) reviews and ratifies the allowance for loan and lease losses; (3) reviews and approves specific loan transactions where required by policy; and (4) reviews reports from management, internal auditors, the internal loan review function and regulators related to lending activities and credit risk.

Asset Liability Committee of the Bank

The members of the Asset Liability Committee are Paul T. Canarick, Alexander L. Cover, John T. Lane, Stephen V. Murphy, Walter C. Teagle III and Michael N. Vittorio.  The Committee met four times during 2014.

The Asset Liability Committee is responsible for providing oversight with respect to the Bank’s achievement of its overall objective of optimizing returns consistent with prudent risk management regarding assets, liabilities, equity and off-balance sheet activities.  In this regard, the Committee: (1) oversees investment risk and approves the investment policy limits and operating guidelines set forth in the Bank’s Investment Policy; (2) oversees interest rate risk and approves the risk limits and operating guidelines set forth in the Bank’s Interest Rate Risk Policy; (3) oversees liquidity risk and approves the risk limits and operating guidelines set forth in the Bank’s Liquidity Policy and Liquidity Contingency Plan; and (4) oversees management’s use, if any, of embedded and stand-alone derivative instruments for purposes of managing interest rate risk.

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

The Board strongly encourages each of its members to attend the Annual Meeting of Stockholders.  In this regard, the Board sets the date for the Annual Meeting of Stockholders to coincide with its April Board meeting.  All directors attended the prior year’s Annual Meeting of Stockholders, which was held on April 22, 2014.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Corporation’s Board does not have a formal process for security holders to send communications to the Board.  The Board believes that a formal process is unnecessary because the Corporation is relatively small and both the Chairman of the Board and the President and CEO, who is also a director, are easily accessible by telephone and mail.

COMPENSATION OF DIRECTORS

Cash Compensation

The Chairman of the Board of the Corporation and the Bank receives a quarterly retainer for service on both boards.  Non-employee directors of the Corporation receive a quarterly retainer for service on the Corporation’s Board and per meetings fees for special meetings including offsite executive sessions held separately from regular meetings.  Non-employee directors are paid per meeting fees for all regularly scheduled meetings of the Bank’s board, provided the director attends at least eight of the ten meetings.  If a director attends fewer than eight meetings, the director receives the per meeting fee for each meeting attended.  Quarterly retainers and per meeting fees for service on both boards are shown in the following table.

Board Member	Quarterly Retainer	Regular and Special Meeting Fee	Telephone Meeting Fee

Chairman	$24,125	None	None
Non-employee Directors	$4,500	$1,250	$500

Non-employee directors of the Corporation and the Bank receive annual retainers for Board committee service as shown in the following table.

Committee	Committee Chair	Committee Member

Audit Committee	$13,000	$6,000
Compensation Committee	$9,000	$4,500
Governance and Nominating Committee	$7,250	$3,500
Asset Liability Committee	$8,000	$4,500
Loan Committee	$8,000	$3,500

There are no per meeting fees for committee meetings, except Loan Committee members are paid $500 for each Management Loan Committee meeting attended.

The Chairman does not receive per meeting fees or committee retainers.  The CEO does not receive retainers or per meeting fees for Board or Board committee service.

Stock-based Compensation

The Corporation’s 2014 Equity Incentive Plan allows for the granting of equity awards to non-employee directors of the Corporation.  Equity compensation for directors consists of restricted stock units (“RSUs”).  The number of RSUs granted to the Chairman and each non-employee director is in accordance with a methodology recommended by the Compensation Committee and adopted by the Board of Directors.

RSUs are generally convertible into shares of Common Stock after three years provided certain performance criteria are met (“performance-based RSUs”).  However, a total of 2,843 RSUs were granted to directors in January 2014 that vest ratably over a two-year time period (“time-based RSUs”).  All outstanding RSUs granted to date immediately vest upon a change in control, retirement, death or total and permanent disability.  The ability to convert performance-based RSUs into shares of Common Stock after three years and the related conversion ratio is determined in the same manner as for executive officers described in the “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement.

Retirement Plan

On June 18, 1991, the Board of Directors of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors ("Retirement Plan").  Effective December 31, 2000, the Retirement Plan was terminated.  Upon termination, the benefits earned by directors for services rendered through December 31, 2000 were frozen and the ability of directors to earn additional benefits under the Retirement Plan was discontinued.  Upon retirement after attaining the age of sixty (60), each of the current directors who was a director prior to 2001 will receive a credit ("Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board through December 31, 2000, to a maximum of one hundred percent (100%).  The annual benefit ("Annual Benefit") under the Retirement Plan is equal to the monthly Board of Directors’ attendance fee in effect as of December 31, 2000 of $1,000, multiplied by twelve (12) and then multiplied by the Credit Percentage.  The Annual Benefit is payable in quarterly installments for a period of seven (7) years from the date of retirement  ("Payment Period").  In the event of the death of a director or a retired director, the surviving spouse of such director is entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

The following table sets forth information concerning the compensation of directors for 2014.

Director Compensation

	Fees Earned or Paid in Cash	Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Total	Aggregate Option Awards Outstanding	Aggregate Stock Awards Outstanding (3)
Name	($)	($)	($)	($)	(#)	(#)
Allen E. Busching	51,750	31,664	819	84,233	10,456	2,541
Paul T. Canarick	48,750	31,664	1,165	81,579	11,200	2,541
Alexander L. Cover	56,750	31,664		88,414	12,826	2,541
Howard Thomas Hogan, Jr., Esq.	41,750	31,664	3,695	77,109	14,440	2,541
John T. Lane	51,750	31,664		83,414	2,610	2,541
J. Douglas Maxwell, Jr.	51,375	31,664	4,527	87,566	15,106	2,541
Stephen V. Murphy	54,750	31,664		86,414	5,245	2,541
Milbrey Rennie Taylor	44,750	31,664		76,414	6,745	2,541
Walter C. Teagle III	96,500	63,328	1,172	161,001	25,649	5,077
Eric J. Tveter	43,375	31,664		75,039

(1)	The values shown are for RSU awards made in January 2015 based on 2014 performance and represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. (See Note J "Stock-Based Compensation" to the Corporation's 2014 Consolidated Financial Statements.)

(2)	The change in pension value represents interest on the benefit frozen as of December 31, 2000.

(3)	Represents the maximum number of shares into which outstanding RSUs can potentially be converted.

MANAGEMENT

The following table sets forth information about all executive officers of the Corporation and the Bank as of the date of this proxy statement.

Executive Officers	Age	Present Capacity	Officer Since

Michael N. Vittorio	62	Director, President and Chief Executive Officer of the Corporation and the Bank	2002

Sallyanne K. Ballweg	59	Senior Executive Vice President of the Corporation and the Bank and Secretary of the Corporation	2007

Mark D. Curtis	60	Executive Vice President and Chief Financial Officer of the Corporation and the Bank; Treasurer of the Corporation and Cashier of the Bank	1997

Richard Kick	57	Executive Vice President of the Corporation and the Bank; Senior Operations Officer and Chief Security Officer of the Bank	1991

Donald L. Manfredonia	63	Executive Vice President of the Corporation and the Bank and Senior Lending Officer of the Bank	1987

Christopher Becker	49	Executive Vice President and Chief Risk Officer of the Corporation and the Bank	2011

Richard P. Perro	49	Executive Vice President of the Corporation and the Bank; Branch Distribution Officer and Deputy Security Officer of the Bank	2002

Mr. Becker joined the Corporation and the Bank in February 2011 as Vice President of the Corporation and Senior Vice President of the Bank.  In 2013, Mr. Becker was promoted to Executive Vice President of the Corporation and the Bank.  Prior to joining the Bank, Mr. Becker was Executive Vice President and Chief Financial Officer of the Bank of Smithtown.  Prior to that, Mr. Becker served as President and Chief Executive officer of a bank in organization after spending nearly 19 years at The Bridgehampton National Bank, most recently as Executive Vice President and Chief Operating Officer.

Mr. Perro joined the Bank in 2002 as Vice President and Branch Manager.  He was promoted to Senior Vice President of Branch Administration in 2009 and was promoted to the Head of Branch Distribution in 2011.  In 2013, Mr. Perro was promoted to Executive Vice President of the Bank.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO THE
CORPORATION’S NAMED EXECUTIVE OFFICERS

The compensation paid to our named executive officers is disclosed in this proxy statement in the sections entitled “Compensation Discussion and Analysis,” “Compensation of Executive Officers,” “Compensation Pursuant to Plans” and “Employment Contracts.”  We believe that our compensation policies, practices and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term best interests of our stockholders.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive environment.  Stockholders are being asked to cast a non-binding, advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Corporation’s named executive officers as disclosed in its proxy statement for the April 21, 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for approval.

Your vote on this Proposal 2 is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board.  The vote will not be construed to overrule any decision by the Corporation or the Board; to create or imply any change to the fiduciary duties of the Corporation or the Board; or to create or imply any additional fiduciary duties for the Corporation or the Board.  However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the proposal to approve the compensation paid to the Corporation’s named executive officers.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis included herein and provided pursuant to Item 402(b) of Regulation S-K.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

•	Allen E. Busching, Chairman
•	Stephen V. Murphy
•	Milbrey Rennie Taylor
•	Walter C. Teagle III
•	Eric J. Tveter

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the Securities Exchange Act of 1934 (“1934 Act”), except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation awarded to, earned by or paid to the named executive officers.  The discussion explains all the material elements of the Corporation’s compensation of the named executive officers.  It should be read in conjunction with the other executive compensation disclosures that appear elsewhere in this proxy statement.

Guiding Principles

In designing and maintaining a compensation program for the Corporation’s executive officers, the Compensation Committee adheres to the following guiding principles:

(1)	The compensation program should be principles-based, employ best practices in executive compensation and consider all relevant regulatory guidance regarding sound incentive compensation policies.

(2)	The compensation program should be designed and supervised by the Compensation Committee with, as needed, the assistance of independent compensation consultants, legal counsel and other advisors who have significant experience in risk management, compensation practices and legal matters in the financial services industry.

(3)	The Compensation Committee should consist entirely of independent directors and operate under a charter adopted by the Board of Directors that clearly defines its duties and responsibilities. Significant approvals by the Compensation Committee regarding the provisions of the executive compensation program and awards thereunder should be ratified by the full Board of Directors.

(4)	A significant portion of executive compensation awarded under the program should be directly tied to corporate performance and thereby closely aligned with the interests of stockholders. The corporate performance levels necessary to earn threshold, target and maximum cash incentive and equity awards should be determined by the Compensation Committee and should not encourage inappropriate risks that could lead to material financial loss to the Bank.

(5)	The compensation program should enable the Corporation to attract and retain highly skilled professionals in each necessary discipline (i.e., executive, financial, lending, operations, risk management).

(6)	Compensation paid should be appropriately balanced between short and long-term components. The short-term components should consist of base salary and cash incentive compensation and the long-term components should be equity awards that vest over time as well as retirement benefits.

(7)	The competitiveness of total direct compensation, which consists of base salary, cash incentive and equity awards, should be tested regularly by a comparison to: (1) a group of peer banks selected by the Compensation Committee that are similar in size and scope to the Corporation; and (2) amounts published in compensation surveys for the banking industry conducted by nationally recognized independent compensation consulting firms.

(8)	The compensation program should achieve internal equity among the Corporation’s executive officers.

(9)	Retirement benefits should be market competitive and evaluated based on the percentage of the executive’s income replaced in retirement.

(10)	Payments upon a change in control or termination should be market competitive, reasonable in amount and designed to insure that the executive officers of the Bank are not significantly harmed nor unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank, that may be in the best interests of the Corporation’s stockholders.

(11)	The Compensation Committee should identify those employees, whether they be executive officers or otherwise, who could potentially expose the Corporation to material amounts of risk. The compensation of such employees should be designed to discourage imprudent risk taking and contain maximum incentive amounts that do not represent windfalls.

(12)	Clawbacks should be utilized within the compensation program when deemed appropriate.

(13)	Employees, whether they be executive officers or otherwise, should be prohibited from hedging the value of equity compensation that vests over time.

(14)	The CEOs goals should be established by the Compensation Committee and goals of other executive officers should be established by the CEO. All goals should be ratified by the full Board of Directors.

Objectives of the Executive Compensation Program

The Corporation’s executive compensation program is designed to enable the Corporation to attract and retain the talent necessary to safely and successfully operate and grow the Bank.

What the Executive Compensation Program is Designed to Reward

Certain elements of the executive compensation program are intended to reward current performance while others are intended to reward future performance and to provide an incentive for continued employment.

Elements of Executive Compensation

The executive compensation program consists of four basic components: (1) base salary; (2) cash incentive compensation; (3) equity awards; and (4) other noncash compensation, consisting primarily of retirement benefits.

Why We Choose To Pay Each Element of Executive Compensation

Base Salary.  The Compensation Committee believes that base salary for an executive officer should compensate the officer for the skills and effort required to perform the officer’s day-to-day responsibilities, taking into account the size and complexity of the Company.

Cash Incentive.  The Compensation Committee has included annual cash incentive compensation in the executive compensation program as a means to incentivize executive officers to optimize corporate performance through, among other things, the achievement of annual corporate goals set forth in the Corporation’s strategic plan.

Equity Awards.  The Compensation Committee uses equity awards granted under the Corporation’s equity incentive plan as a means to incentivize executive officers to optimize corporate performance over a sustained time-period.  Equity awards, together with retirement benefits, are the longer-term components of compensation.

Other Noncash Compensation.  Other noncash compensation consists of: (1) retirement benefits paid under the Bank’s defined benefit pension plan (“Pension Plan”), 401(k) plan and Supplemental Executive Retirement Plan (“SERP”); and (2) noncash fringe benefits not available to the general employee population of the Bank.  Noncash fringe benefits, other than those available to the general employee population at the Bank, include the personal use of business automobiles and country clubs.

Retirement benefits provided by the Corporation’s pension, 401(k) and SERP plans are provided to encourage executive officers to maintain their employment with the Corporation and maximize long-term corporate performance.  The purpose of the SERP is to provide executive officers selected by the Compensation Committee with the additional pension and 401(k) benefits, if any, that they would receive in the absence of Internal Revenue Code provisions which limit the amount of compensation that can be considered in determining retirement benefits to be paid under the Bank’s tax-qualified retirement plans.  The only participant in the SERP, which is described in detail elsewhere in this proxy statement, is the CEO.  Country club memberships are provided to the Bank’s CEO and Senior EVP to aid them in developing and retaining business.  Business automobiles are provided to all of the Bank’s executive officers as a competitive perquisite and as an alternative to reimbursing such officers for mileage driven on account of business conducted on behalf of the Corporation.

How We Determine The Amount To Pay For Each Element of Executive Compensation

The total compensation paid by the Corporation to each of its executive officers is based on a variety of factors including: (1) the Company’s recent and expected future overall financial performance; (2) current economic conditions and the effect thereof on the Company’s performance and that of its peers; (3) the executive officer’s experience and tenure in his or her current position, years of service with the Bank, scope of responsibilities, leadership ability, compensation relative to the Company’s other executive officers, recent and expected future performance, and contributions to corporate performance; (4) a comparison of total compensation and each element of compensation paid to the executive to compensation amounts paid by peer banks to executives with similar roles and compensation amounts set forth in published industry surveys for executives with similar roles; and (5) the most recent stockholder advisory vote on executive compensation.  As previously discussed, comparative compensation studies are performed and updated on a periodic basis by an independent compensation consulting firm engaged by and working under the direction of the Compensation Committee.

Base salary for the CEO is reviewed by the Compensation Committee on an annual basis.  The Compensation Committee completes an annual review of the base salary recommendations made by the CEO for the Company’s other executive officers.  Each executive officer does not necessarily receive an increase in base salary each year.  In reviewing each executive officer’s base salary, the Compensation Committee considers the amounts paid by peer banks and amounts set forth in compensation surveys performed by nationally recognized independent compensation consulting firms.  The Compensation Committee also considers the Corporation’s overall budget for base salary increases.

Cash incentive compensation for the NEOs represents approximately 40% of total annual incentive compensation, while equity awards make up the balance.  For the Corporation’s CEO, Senior EVP and CFO, cash incentive compensation is based entirely on corporate performance measured by net income, ROA and bank safety.  For the other NEOs, cash incentive compensation is based on a combination of corporate and personal performance, with corporate performance weighted 80% and personal performance weighted 20%.  Personal performance is measured by the achievement of goals, monetary and nonmonetary, assigned by the CEO or other NEOs.  Cash incentive compensation for all executive officers can be increased or decreased at the discretion of the Compensation Committee.

The following table sets forth the range of cash incentive compensation as a percentage of base salary for 2014 assuming that the Corporation achieved threshold, target and maximum levels of performance.  Achievement of corporate performance levels greater than the threshold level but less than the maximum level results in the payment of cash incentive compensation that is proportionately greater than the threshold cash incentive compensation but less than the maximum cash incentive compensation.

NEO	Threshold	Target	Maximum
Michael N. Vittorio	14.35%	33.75%	40.93%
Sallyanne K. Ballweg	13.39%	31.50%	38.20%
Mark D. Curtis	13.39%	31.50%	38.20%
Richard Kick	12.60%	31.50%	40.01%
Donald L. Manfredonia	12.60%	31.50%	40.01%

Equity incentive compensation for the NEOs consists of RSUs. For all NEOs, performance-based RSU grants are based entirely on corporate performance measured by the same metrics used for cash incentive compensation.  Performance-based RSUs convert into shares of Common Stock based on net income and ROA in the third year of the three calendar year period beginning with the year in which the RSUs were awarded.  For outstanding performance-based RSUs, the threshold level of performance will result in a conversion ratio of one RSU for one-half (½) share of Common Stock and performance at or above the target level will result in a conversion ratio of one RSU for one share of Common Stock.  Performance greater than the threshold level but less than the target level will result in a conversion ratio proportionately greater than one RSU for one-half (½) share of Common Stock but less than one RSU for one share of Common Stock.  If performance falls below the threshold level, the RSUs will expire and not be convertible into shares of the Corporation’s Common Stock.

In January 2014, NEOs were granted a total of 5,415 time-based RSUs that vest ratably over a two-year service period.  In November 2014, NEOs were granted a total of 13,823 RSUs with immediate vesting based on the 2014 study of executive compensation performed by PM&P at the direction of the Compensation Committee.

All outstanding RSUs granted to date immediately vest upon a change in control, retirement, death or total and permanent disability.  The value of a RSU realized at vesting can be more or less than its grant date fair value if the Common Stock price at the date of vesting is more or less than the grant date fair value.  Additionally, the value realized upon the vesting of an RSU grant can be less than its grant date fair value if the aggregate conversion ratio described above is less than one RSU for one share of Common Stock.

The following table sets forth the range for the grant date fair value of performance-based equity awards as a percentage of base salary for 2014 assuming that the Corporation achieved threshold, target and maximum levels of performance.  Achievement of corporate performance levels greater than the threshold level but less than the maximum level results in a grant of equity awards that is proportionately greater than the threshold grant of equity awards but less than the maximum grant of equity awards.

NEO	Threshold	Target	Maximum
Michael N. Vittorio	21.78%	51.25%	62.14%
Sallyanne K. Ballweg	20.61%	48.50%	58.81%
Mark D. Curtis	20.61%	48.50%	58.81%
Richard Kick	20.61%	48.50%	58.81%
Donald L. Manfredonia	20.61%	48.50%	58.81%

The following table sets forth the performance metrics and weights established by the Compensation Committee for use in determining 2014 cash and performance-based equity incentive compensation along with the Corporation’s actual 2014 performance with respect to each metric.

Metric	Weight	Threshold	Target	Maximum	Actual Results
Net Income	50%	$16,875,000	$22,500,000	$28,125,000	$23,014,000
ROA	35%	0.68%	0.90%	1.13%	0.92%
Bank Safety Rating	15%	N/A	Meets Standard	N/A	Meets Standard

The following table sets forth the actual payouts for 2014 as a percentage of base salary for cash and performance-based equity incentive compensation.

NEO	Cash Incentive	Equity Awards	Total
Michael N. Vittorio	34.40%	52.23%	86.63%
Sallyanne K. Ballweg	32.10%	49.43%	81.53%
Mark D. Curtis	32.10%	49.43%	81.53%
Richard Kick	33.18%	49.43%	82.61%
Donald L. Manfredonia	31.98%	49.43%	81.41%

In the future the Compensation Committee may use different metrics to measure corporate performance such as earnings per share, return on average stockholders’ equity or the efficiency ratio.

The Compensation Committee believes that total compensation for executive officers should be market competitive, meaning that when compared to the Bank’s peer group it should generally be within 15% of the market median.  In performing their 2014 review of executive compensation, PM&P used compensation data from the Corporation’s peer group and other published industry surveys to calculate a market median and percentile amounts against which total direct compensation for the Bank’s named executive officers, consisting of base salary, cash incentive and equity awards, could be compared.  The 2014 PM&P study showed that the target total direct compensation for all but one of the Bank’s named executive officers was within 15% of the market median.  The actual range of variance from the market median was from 9% below to 22% above.

Termination and Change in Control Payments

Each of the named executive officers has an employment agreement with the Corporation and the Bank that provides for severance compensation in the event of an involuntary termination of employment or resignation of employment following a change in control.  These provisions are designed to insure that the named executive officers of the Bank are not significantly harmed or unduly enriched and are therefore objective with respect to the consummation of a transaction, such as a sale or merger of the Bank that may be in the best interests of the Corporation’s stockholders.  In determining the severance arrangement for the CEO and each of the other named executive officers, the Compensation Committee considered the severance arrangements offered by peer banks to their CEOs and other named executive officers.

Impact of Accounting and Tax Treatment of Certain Elements of Compensation

Effective January 1, 2006, the Compensation Committee began granting non-qualified stock options (“NQSOs”) as opposed to incentive stock options (“ISOs”) as had been granted in the past.  NQSOs are advantageous from the Corporation’s standpoint because, unlike ISOs, the Corporation records a book tax benefit for the compensation cost recognized for financial statement reporting purposes under FASB ASC Topic 718 and receives a tax benefit upon the exercise of in-the-money options.  Beginning in 2007, the Compensation Committee added RSUs as a component of stock-based compensation and in 2012, began solely utilizing RSUs rather than a combination of NQSOs and RSUs for equity compensation purposes.  RSUs are also advantageous from the Corporation’s standpoint because, like NQSOs, the Corporation can record a book tax benefit for the compensation cost recognized for financial statement reporting purposes and receives a tax benefit upon the vesting of RSUs.

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits the deduction for compensation paid to any covered employee to $1 million per year.  NEOs are covered employees.  Compensation for purposes of Section 162(m) excludes certain performance-based compensation, commissions and qualified retirement plan contributions.  Most of the compensation paid to the NEOs as a group is deductible under Code Section 162(m).

Role of Executive Officers In Determining Executive Compensation

The proposed compensation of executive officers is approved by the Compensation Committee, periodically working in conjunction with independent compensation consultants, and then recommended to the Board.  From time to time, certain executive officers have served as a resource to the Compensation Committee in gathering the information necessary to make such compensation determinations.  However, these officers do not have a policy-making role with respect to determining the amount or form of executive compensation.

Compensation Policies and Practices As They Relate To Risk Management

The Corporation has a written incentive-based compensation policy that sets forth governance roles for the Compensation Committee, senior management and the Corporation’s internal auditors.  The policy is reviewed annually by the Compensation Committee, modified if deemed appropriate and approved.  The purpose of the policy is to insure that the Corporation’s incentive-based compensation arrangements, or any feature of any such arrangement, do not encourage executive officers or employees to: (1) expose the Corporation to inappropriate risks by providing such persons with excessive compensation, fees or benefits; or (2) take inappropriate risks that could lead to material financial loss to the Corporation.  Pursuant to this policy, the Corporation’s incentive-based compensation arrangements are required to: (1) balance risk and financial rewards, through such things as risk adjustments of awards, deferral of payments, longer performance periods and/or reduced sensitivity to short-term performance; (2) be compatible with effective internal controls and risk management; and (3) be supported by strong corporate governance, including active and effective oversight by the Compensation Committee.  The Compensation Committee has determined that the Company’s compensation policies and practices for its employees, including non-executive officers, are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

Directors of the Bank are required to own sufficient stock in the Corporation to qualify as a national bank director prior to becoming a director.  Directors and executive officers of the Bank and the Corporation are required to own a minimum of 3,000 shares of common stock of the Corporation, with such minimum to be adjusted for stock splits and dividends and other changes in capitalization.  The 3,000 share requirement needs to be met within two years of becoming a director or executive officer.

Clawback Policy

In February 2015, the Board of Directors adopted a clawback policy to enable the Company to recover certain incentive payments paid to the Company’s executive officers if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric, and (2) the amount of the incentive compensation, as calculated under restated financial results, is less than the amount actually paid or awarded under the original financial results.

Anti-Hedging Policy

Directors, NEOs, other officers and employees are prohibited from hedging the Corporation’s securities with the use of financial instruments (including prepaid variable forward contracts, equity swaps, calls, puts, collars, and exchange funds) that offset a decrease in the market value of the Company’s equity securities and any other transaction with comparable economic consequences.

Shareholder Advisory Vote on Compensation

The Compensation Committee also takes into account the results of the annual say on pay stockholder advisory vote on the compensation paid to NEOs.  To the extent there is a significant vote against the compensation paid to our NEOs, the Compensation Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address these concerns.  At the 2014 Annual Meeting of Stockholders, there was substantial support for the say on pay proposal.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to the aggregate compensation paid, earned or awarded for the years ended December 31, 2014, 2013 and 2012 to the CEO, CFO and each of the additional three most highly compensated executive officers of the Bank.  All compensation information is provided pursuant to the Securities and Exchange Commission executive compensation disclosure rules for proxy statements.  All of the listed officers are also officers of the Corporation but received salaries only from the Bank.  No compensation for their employment other than RSUs was received from the Corporation.

Summary Compensation Table

		Base Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Michael N. Vittorio	2014	531,000	-	534,358	182,653	337,307	64,542	1,649,859
Director, President and CEO	2013	496,000	20,000	239,594	157,753	110,671	24,227	1,048,245
	2012	468,000	-	159,013	144,690	176,390	31,832	979,925

Sallyanne K. Ballweg	2014	312,500	-	186,478	100,328	93,644	14,462	707,412
Senior Executive Vice	2013	279,000	10,000	126,562	82,820	17,906	15,548	531,836
President and Secretary	2012	264,000	15,000	83,855	76,303	57,174	9,981	506,313

Mark D. Curtis	2014	275,400	-	180,128	88,417	210,851	11,574	766,370
Executive Vice President,	2013	255,200	9,000	115,995	75,755		9,324	465,274
Chief Financial Officer and Treasurer	2012	242,700	20,000	77,105	70,147	158,578	8,900	577,430

Richard Kick	2014	246,350	-	146,757	81,746	267,295	14,930	757,078
Executive Vice President	2013	235,600	8,000	107,885	71,127		14,798	437,410
	2012	230,100	5,000	73,103	63,034	210,807	9,981	592,025

Donald L. Manfredonia	2014	227,500	-	112,466	72,763	272,761	12,465	697,955
Executive Vice President	2013	225,000	5,000	104,454	71,236		10,980	416,670
	2012	222,500	2,500	70,675	64,884	289,263	10,876	660,698

(1)	The values shown are for RSU awards made in January of each year based on the prior year’s performance and represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. The values shown for 2014 include RSU grants with immediate vesting based on an independent study of executive compensation by PM&P completed in 2014 at the direction of the Compensation Committee. (See Note J "Stock-Based Compensation" to the Corporation's 2014 Consolidated Financial Statements.)

(2)	The amounts shown for each year represent cash incentive compensation based on performance for that year but paid subsequent to the close of the year.

(3)	The amounts reported are computed in accordance with FASB ASC Topic 715. (See Note K "Retirement Plans" to the Corporation's 2014 Consolidated Financial Statements.) The Corporation applies the “no negative number” position for reporting the change in pension value. The fluctuations are primarily attributable to movement in the discount rate. In 2012 through 2014 the discount rates were 4.06%, 5.07% and 4.02%, respectively. The discount rate increase from 2012 to 2013 resulted in a decrease in pension value in 2013 of $9,350, $49,795 and $30,558 for Messrs. Curtis, Kick and Manfredonia, respectively.

(4)	The components of the 2014 amounts shown in the “All Other Compensation Column” are set forth in the table that follows. The 401(k) SERP contributions shown in the table are also reported in the “Nonqualified Deferred Compensation Table” appearing elsewhere in this proxy statement. The “All Other Compensation” column does not include the incremental cost to the Corporation of providing the named executive officers with group term life and health insurance benefits, because such benefits do not discriminate in scope, terms or operation in favor of the named executive officers and are available generally to all employees.

All Other Compensation Table

	Perquisites and Other Personal Benefits
	Personal Use of Business Auto	Personal Use of Country Club	Tax Gross Up on SERP Contributions and Tax Reimbursements	401(k) Matching Contributions	401(k) SERP Contributions	Total
Name	($)	($)	($)	($)	($)	($)
Michael N. Vittorio	6,331	282	41,999	7,800	8,130	64,542
Sallyanne K. Ballweg	4,298	2,364		7,800		14,462
Mark D. Curtis	3,774			7,800		11,574
Richard Kick	7,652			7,278		14,930
Donald L. Manfredonia	5,640			6,825		12,465

The Compensation Committee: (1) recognizes that currently paid out compensation, consisting almost entirely of base salary and cash incentive compensation, comprises the most significant portion of each named executive officer’s compensation; and (2) believes that each named executive officer’s total compensation is appropriately balanced between currently paid out and deferred compensation, with deferred compensation consisting of equity awards that vest over time and retirement benefits provided under the Corporation’s 401(k), Pension and SERP plans.

COMPENSATION PURSUANT TO PLANS

Equity Incentive Plans

The Corporation has awards outstanding under three equity incentive plans, the 1996 Stock Option and Appreciation Rights Plan (“1996 Plan”), the 2006 Stock Compensation Plan (“2006 Plan”) and the 2014 Equity Incentive Plan (“2014 Plan”).  Awards can only be granted under the 2014 Plan, which was approved by the Corporation’s stockholders on April 22, 2014 as a successor to the 2006 Plan.  The 2014 Plan gives the Board flexibility to attract and retain highly qualified officers and directors by offering a competitive compensation program.  Equity awards align the interests of our directors and management with the interests of our stockholders by potentially increasing the ownership interests of directors and officers in our common stock.

Awards under the 2014 Plan may be granted as incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units or any combination thereof.  Since 2012, substantially all awards granted under the 2014 Plan and its predecessor, the 2006 plan, have been restricted stock units with a performance or time-based vesting.

In the event of a change in control, stock options and stock appreciation rights outstanding under the 2014 Plan shall be converted into awards to purchase voting common equity securities of the surviving business entity with substantially the same terms and conditions, all as determined by the Compensation Committee prior to the consummation of the transaction.  However, the Compensation Committee may, at any time prior to the consummation of the transaction, direct that all, but not less than all, outstanding stock options and stock appreciation rights be canceled as of the effective date of the transaction in exchange for a cash payment per share of stock equal to the excess (if any) of the value exchanged for an outstanding share of stock in such transaction over the exercise price of the stock option or stock appreciation rights being canceled.

All outstanding equity awards shall become fully vested due to an involuntary termination of a participant following a change in control.  All stock options and stock appreciation rights may be exercised for a period of two years following the participant’s involuntary termination, provided, however, that no stock option shall be eligible for treatment as an incentive stock option in the event such stock option is exercised more than three (3) months following the involuntary termination.

The following table sets forth information as of December 31, 2014 regarding the number of shares of Common Stock to be issued upon the exercise of outstanding stock options or vesting of RSUs, the weighted average exercise price of outstanding stock options, and the number of securities remaining available for future issuance.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by security holders	406,106	$15.74	1,494,196

(1)	Includes 127,181 RSUs. The weighted-average exercise price does not take these awards into account.

(2)	Subsequent to December 31, 2014, 70,885 RSUs were granted based on 2014 performance.

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

The following table sets forth information regarding the grant of plan-based awards, both cash and equity, to the named executive officers.

Grant Of Plan Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock Awards

		Threshold	Target	Maximum	Threshold	Target
Name	Grant Date	($)	($)	($)	(#)	(#)	($)
Michael N. Vittorio	11/18/14				9,923	9,923	257,006
	1/28/15				6,548	13,095	277,352
		76,199	179,213	217,338
Sallyanne K. Ballweg	11/18/14				1,236	1,236	32,012
	1/28/15				3,647	7,293	154,466
		41,844	98,438	119,375
Mark D. Curtis	11/18/14				1,699	1,699	44,004
	1/28/15				3,214	6,427	136,124
		36,876	86,751	105,203
Richard Kick	11/18/14				965	965	24,994
	1/28/15				2,875	5,749	121,764
		31,040	77,600	98,565
Donald L. Manfredonia	1/28/15				2,655	5,310	112,466
		28,665	71,663	91,023

(1)	The amounts shown represents cash incentive compensation that could have been earned by the named executive officer in 2014 under the Corporation’s incentive compensation plan. The actual amount paid to each named executive officer in February 2015 based on 2014 performance is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” appearing on page 17 of this proxy statement.

(2)	The target amounts shown include 37,874 RSUs granted in January 2015 based on 2014 performance and 13,823 RSUs granted in November 2014 with immediate vesting based on an independent study of executive compensation by PM&P completed in 2014 at the direction of the Compensation Committee. The ability to convert the RSUs granted in January 2015 into shares of the Corporation’s Common Stock and the related conversion ratio will be dependent on the Corporation’s 2017 net income and ROA, with each being assigned a 50% weight. The threshold amounts shown include 50% of the RSUs granted in January 2015 and the full amount of RSUs granted in November 2014. The maximum amount is the same as the target amount.

(3)	The grant date fair value was computed in accordance with FASB ASC Topic 718.

The following table sets forth information regarding outstanding equity awards for the NEOs at December 31, 2014.

Outstanding Equity Awards

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (3) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Michael N. Vittorio	4,682	2,482	16.71	1/18/20
	8,547	5,702	19.35	1/24/21
					18,158	515,142
Sallyanne K. Ballweg		1,421	16.71	1/18/20
	4,150	3,102	19.35	1/24/21
					9,584	271,898
Mark D. Curtis	2,973		14.54	1/17/17
	8,562		14.95	1/19/19
	5,349	1,337	16.71	1/18/20
	4,275	2,853	19.35	1/24/21
					8,798	249,599
Richard Kick	6,099		13.88	6/30/16
	3,522		14.54	1/17/17
	9,987		12.33	1/21/18
	8,480		14.95	1/19/19
	5,176	1,294	16.71	1/18/20
	4,086	2,724	19.35	1/24/21
					8,261	234,365
Donald L. Manfredonia	2,685		15.18	1/17/15
	6,729		13.88	6/30/16
	3,840		14.54	1/17/17
	10,581		12.33	1/21/18
	8,937		14.95	1/19/19
	5,246	1,312	16.71	1/18/20
	4,158	2,775	19.35	1/24/21
					7,993	226,761

(1)	Represents the maximum number of shares into which outstanding RSUs can potentially be converted.

(2)	Represents the value of the maximum number of shares into which RSUs can potentially be converted based on the closing price of the Common Stock on December 31, 2014 of $28.37.

(3)	The following table sets forth the vesting dates for the unexercisable options shown in the preceding table.

	Unexercisable Options	Vesting Schedule
Name	(#)	(#)	Date	(#)	Date
Michael N. Vittorio	2,482	2,482	1/18/15
	5,702	2,849	1/24/15	2,853	1/24/16
Sallyanne K. Ballweg	1,421	1,421	1/18/15
	3,102	1,550	1/24/15	1,552	1/24/16
Mark D. Curtis	1,337	1,337	1/18/15
	2,853	1,425	1/24/15	1,428	1/24/16
Richard Kick	1,294	1,294	1/18/15
	2,724	1,362	1/24/15	1,362	1/24/16
Donald L. Manfredonia	1,312	1,312	1/18/15
	2,775	1,386	1/24/15	1,389	1/24/16

The following table sets forth information for the named executive officers for 2014 regarding stock options exercised and stock vested.

Stock Option Exercises And Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Michael N. Vittorio	3,666	83,799	18,132	489,895
Sallyanne K. Ballweg	6,732	140,750	5,561	154,713
Mark D. Curtis	6,792	170,610	5,677	156,860
Richard Kick	3,645	40,470	4,763	132,743
Donald L. Manfredonia	4,652	63,057	3,746	106,274

PENSION BENEFITS

The Bank has a tax-qualified defined benefit pension plan, and maintains the related SERP described hereinafter.  The following table sets forth the present value of accumulated benefits under the Pension Plan as of December 31, 2014, the SERP as of September 30, 2014, and the number of years of credited service for each named executive officer through December 31, 2014.  No payments were made to the named executive officers during 2014.

Pension Benefits

		Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Name	Plan Name	(#)	($)
Michael N. Vittorio	Tax-qualified defined benefit pension plan	11.42	611,919
	Supplemental Executive Retirement Plan	11.42	661,369
Sallyanne K. Ballweg	Tax qualified defined benefit pension plan	6	253,705
Mark D. Curtis	Tax qualified defined benefit pension plan	17	889,907
Richard Kick	Tax qualified defined benefit pension plan	22.75	1,054,931
Donald L. Manfredonia	Tax qualified defined benefit pension plan	31.08	1,753,619

(1)	The actuarial assumptions used in determining the present value of the accumulated benefit for each named executive officer under the Pension Plan are set forth in Note K to the Corporation’s 2014 consolidated financial statements. With respect to the SERP, the average yield on the thirty (30) year U.S. Treasury Bond for the month preceding the valuation date of 3.26% was used as the discount rate to determine the present value of the accumulated benefit. Such yield is believed to be a reasonable proxy for the rate implicit in a single life annuity that could be purchased from an insurance company to settle the Corporation’s obligation upon retirement under the SERP.

Employees, including the NEOs, who are over 21 years of age and have been employed by the Bank for more than one year, are eligible to participate in the Pension Plan.  Compensation used to determine benefits include base salary, commissions, cash incentive compensation, taxable fringe benefits, but exclude employer contributions to the 401(k) plan, amounts realized from the exercise of nonqualified stock options, amounts realized from the conversion of restricted stock units into shares of stock, and amounts realized from the sale, exchange or other disposition of stock.  Employees that elect to participate in the Pension Plan make contributions of 2 percent of their compensation used to determine benefits.  Employees become fully vested in the Pension Plan after 5 years of service with the Bank and 4 years of participation in the Pension Plan (no vesting occurs during that 5-year period) or, for employees hired before February 28, 2011, upon attainment of age 55.  The normal retirement age is 65.  For benefits earned through February 28, 2011, early retirement with an unreduced benefit is available at age 62, provided that at least 10 years of vesting service have been completed by age 62 and employment by the Bank began at age 55 or prior.  Early retirement with a reduced benefit is available beginning at age 55.  For benefits earned through February 28, 2011, the reduction is equal to 3% per year for each year that early retirement precedes age 65, or age 62 provided that at least 10 years of vesting service have been completed by age 62 and employment began at age 55 or prior.  For benefits earned after February 28, 2011, the reduction is based on actuarial equivalence.

Upon retirement, each participant with a spouse is paid a benefit in the form of a joint and survivor annuity.  Participants without a spouse are paid a benefit in the form of a single life annuity guaranteed for sixty (60) months.  All participants, whether with or without a spouse, may elect optional forms of benefit payments.  For all participants, the annuity benefit is an amount equal to the sum of: (1) the participant’s Average Annual Compensation multiplied by the product of 1.75 percent and the participant’s credited years of service through February 28, 2011; plus (2) the participant’s Average Annual Compensation multiplied by the product of 1.50 percent and the participant’s credited years of service after February 28, 2011, with total years of credited service under clauses “1” and “2” limited to a maximum of 35 years; plus (3) 1.25 percent of Average Annual Compensation multiplied by the participant’s credited years of service in excess of 35 years (up to five such years); and less (4) the product of 0.49 percent of the participant’s Final Average Annual Compensation, limited to Covered Compensation, and the participant’s Benefit Service up to 35 years.  The 0.49 percent represents the minimum Social Security offset to the pension benefit.

Supplemental Executive Retirement Plan

The Bank has a Supplemental Executive Retirement Plan (“SERP”), which provides additional benefits, if any, that would have been provided under the Pension Plan and 401(k) plan in the absence of Internal Revenue Code limitations for qualified plans.  The benefits are provided for employees designated by the Compensation Committee of the Board of Directors.  Mr. Vittorio is the only participant in the SERP as of December 31, 2014.

Supplemental pension and 401(k) plan contributions, if any, under the SERP are made to a "secular trust" for the benefit of the participant(s).  Amounts contributed to the secular trust are not subject to the claims of creditors of the Bank.  Accordingly, the contributions are taxable to the participant(s) and deductible by the Bank when made.  Supplemental retirement plan contributions for the participant(s) are made in an amount estimated to be sufficient to fund future benefits after withholding taxes on the contribution amount.  Trust income is also taxable to the participant(s).  The Bank pays the participant(s) an amount that, after taxes on this amount are withheld, will be sufficient for the participant(s) to pay taxes on the trust income.

The following table sets forth Nonqualified Deferred Compensation information as of and for the year ended December 31, 2014 for Mr. Vittorio with respect to the 401(k) SERP.  The other named executive officers are not participants in the SERP.  The amount reported in the “Registrant Contributions” column of the table are also included in the “All Other Compensation” column of the “Summary Compensation Table” appearing elsewhere in this proxy statement.

NONQUALIFIED DEFERRED COMPENSATION

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael N. Vittorio	8,130	2,107	70,663

401(k) Plan

The Bank has a 401(k) plan.  Employees, including the NEOs, are eligible to participate provided they are at least 18 years of age.  The Bank may, at its sole discretion, make matching contributions to each participant's account based on the amount of the participant's tax deferred contributions.  Eligibility for employer matching contributions, if any, occurs after completing twelve (12) consecutive months of Eligibility Service, as defined, in which the participant worked a minimum of 1,000 hours.  The sum of employee elective contributions and employer matching contributions plus any other additions to a participant’s account currently cannot exceed the lesser of $50,000 or 100% of the participant’s compensation.  Participants are fully vested in their elective contributions and any employer matching contributions vest ratably over the first five years of participation.

Participants in the 401(k) plan will receive benefits generally upon attainment of age 65.  However, the 401(k) plan contains provisions allowing pre-termination withdrawals and loans under certain circumstances.  The amount of a participant’s Normal Retirement Benefit will depend upon the accumulation of contributions and forfeitures and the investment performance of the Plan.  The 401(k) matching contributions for 2014 made to the account of each named executive officer are set forth in the “All Other Compensation Table” appearing elsewhere in this proxy statement.

EMPLOYMENT CONTRACTS

Mr. Vittorio, Ms. Ballweg, Mr. Curtis, Mr. Kick and Mr. Manfredonia have employment contracts with the Corporation pursuant to which Mr. Vittorio is employed as President and CEO of the Corporation and the Bank, Ms. Ballweg is employed as Senior Executive Vice President of the Bank, Mr. Curtis is employed as Executive Vice President and Chief Financial Officer of the Bank, and Messrs. Kick and Manfredonia are each employed as Executive Vice President of the Bank.  In addition, each of these officers is also employed in such other positions with the Corporation or the Bank as may be determined by the Board of the Corporation or the Bank.  Mr. Vittorio’s contract has a term of three (3) years, Ms. Ballweg and Mr. Curtis each have a contract with a term of two (2) years, and Messrs. Kick and Manfredonia each have a contract with a term of eighteen (18) months, with all such contracts beginning on January 1, 2015.  Unless the Corporation provides written notice of non-extension within the time frame set forth in each contract, the term of each contract is automatically extended at the expiration of each year for an additional period of one year, thus resulting in a new three-year term for Mr. Vittorio, new two year terms for Ms. Ballweg and Mr. Curtis, and new eighteen-month terms for Messrs. Kick and Manfredonia.  The contracts currently provide for base annual salaries of $547,000 for Mr. Vittorio, $322,000 for Ms. Ballweg, $284,400 for Mr. Curtis, $257,100 for Mr. Kick, and $232,000 for Mr. Manfredonia.

Under these contracts the executive officers are entitled to severance compensation.  Generally upon an involuntary termination of employment or upon a resignation of employment following a change in control, Mr. Vittorio is entitled to receive a single sum payment equal to three (3) times the base annual salary under his contract together with continued family medical and dental insurance coverage.  Upon a resignation of employment for any reason during the period beginning on the thirty-first day and ending on the sixtieth day following a change of control, Ms. Ballweg and Messrs. Curtis, Kick and Manfredonia are each entitled to receive a single sum payment equal to 66 2/3% of the Termination Payment under their contracts.  The Termination Payment for Ms. Ballweg and Mr. Curtis is equal to two (2) times the base annual salary under their contracts, the termination payment for Mr. Manfredonia is equal to one and one-half (1.50) times the base annual salary under his contract and for Mr. Kick, the Termination Payment is equal to one and one-quarter (1.25) times the base annual salary under his contract.  Upon an involuntary termination of employment, other than due to gross and substantial dishonesty, or a resignation of employment for Good Reason within twenty-four months following a change of control, Ms. Ballweg and Messrs. Curtis, Kick and Manfredonia are entitled to receive a single sum payment equal to 100% of the Termination Payment under their contracts.  In addition, these officers are also entitled to family medical and dental insurance coverage for the remaining term of the contract.  Good Reason for resignation of employment by any of these named executive officers means the occurrence (without the officer’s express written consent) of any one of the following acts or omissions to act by the Corporation or the Bank: (1) the assignment to the officer of any duties materially inconsistent with the nature and status of the officer’s responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of the officer’s responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a change of the officer’s title shall not in and of itself constitute Good Reason if the officer’s overall duties and status within the Corporation and the Bank are not substantially adversely affected; or (2) the failure by the Corporation or the Bank to pay the officer any portion of the officer’s current compensation, or to pay the officer any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen (14) days of the date such compensation is due.

Each of the executive officers is subject to non-compete, non-solicitation and confidentiality restrictions.

The following table sets forth potential payments upon termination or change in control for the named executive officers based on employment contracts and accelerated vesting of unvested option and stock awards upon a change in control.

POTENTIAL LUMP SUM PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Termination Payments Due to a Change in Control
		Due to Resignation
Name	Due to Termination By Bank ($)	For Good Reason ($)	For Any Reason ($)	Accelerated Vesting of Equity Awards ($)	Family Medical and Dental Insurance ($)
Michael N. Vittorio	1,641,000	1,641,000	1,641,000	595,515	83,757
Sallyanne K. Ballweg	644,000	644,000	429,333	316,447	55,838
Mark D. Curtis	568,800	568,800	379,200	290,923	55,838
Richard Kick	321,375	321,375	214,250	274,023	41,878
Donald L. Manfredonia	348,000	348,000	232,000	267,090	41,878

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation’s Corporate Governance Guidelines require the Board to conduct an appropriate review of all related party transactions for potential conflict of interest situations.  Related party transactions are those required to be disclosed pursuant to Item 404 of Regulation S-K.  The Board fulfills the requirement to review related party transactions in conjunction with the Audit Committee, which is comprised entirely of independent directors.  The Governance and Nominating Committee is charged with the responsibility of reviewing and assessing the adequacy of and compliance with the Corporation’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

In 1992, the Bank, as tenant, entered into a lease with H. T. Hogan Jr., d/b/a Briar Ridge Properties, covering premises in a building located in Locust Valley, New York, used as a branch office.  In addition to base rent, the Bank is responsible for its proportionate share of the real estate taxes on the building in which the leased premises are located.  The lease expires on October 31, 2017.  Under the terms of the lease, the Bank was obligated to pay $45,399 for the year ended December 31, 2014.  In 2009, the Bank, as tenant, entered into a lease with CSH Realty LLC, covering premises in a building located in Cold Spring Harbor, New York used as a branch office.  The lease expires on December 31, 2019.  Under the terms of the lease, the Bank was obligated to pay $33,014 for the year ended December 31, 2014.  Howard Thomas Hogan, Jr., a director of the Corporation and the Bank owns, or controls companies that own, both properties.  The Corporation believes that the terms of the leases are comparable to competitive terms that could have been obtained from an unrelated third party.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, executive officers, principal stockholders of the Corporation and their associates.  Such transactions, including borrowings and loan commitments, are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and in the opinion of management do not involve more than a normal risk of collectability, nor do they present other unfavorable features.

Certain directors are officers, directors, partners or stockholders of companies or partnerships which, or associates of which, may have been customers of the Bank in the ordinary course of business during 2014 and up to the present time.  Additional transactions of this type may occur in the future.  All such transactions were effected on substantially the same terms as comparable transactions with other persons.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and beneficial owners of greater than 10% of the outstanding shares of Common Stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our Common Stock.  Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner does not file these reports on a timely basis.  Based on our review of ownership reports required to be filed for the year ended December 31, 2014, all of these filing requirements were satisfied except for one filing for director Eric J. Tveter and one filing for executive officer Donald L. Manfredonia.  Mr. Tveter did not timely report on Form 4 the purchase of 53 shares on February 12, 2014.  The purchase was subsequently reported on a Form 4 filed February 21, 2014.  Mr. Manfredonia did not timely report on Form 4 the sale of 391 shares on November 6, 2014.  The sale was subsequently reported on a Form 4 filed November 13, 2014.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Corporation for the year ended December 31, 2014 were audited by Crowe Horwath LLP (“Crowe Horwath”).  The Audit Committee has appointed Crowe Horwath as the Corporation’s independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2015.  A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment of Crowe Horwath.  The affirmative vote of the holders of a majority of shares represented in person or by proxy and voting on this item will be required for ratification.  If there is no designation on an executed proxy as to how the shares represented should be voted, the proxy will be voted for the ratification.  If the stockholders do not ratify the appointment of Crowe Horwath, the Audit Committee will reconsider its selection of Crowe Horwath as the Corporation’s independent registered public accounting firm.  Even if the stockholders ratify the appointment of Crowe Horwath, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interests of the Corporation and its stockholders.

A representative of Crowe Horwath will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Crowe Horwath as the Corporation’s independent registered public accounting firm.

Audit Fees

Crowe Horwath’s fees for audit services for 2014 and 2013 were $221,450 and $215,000, respectively.  Audit services include the following: (1) professional services rendered for the audit of the Corporation’s annual consolidated financial statements; (2) reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q; (3) a reading of the Corporation’s annual report on Form 10-K; and (4) rendering an opinion on the effectiveness of the Corporation’s internal control over financial reporting.

Audit Related Fees

Audit related fees, as described in Item 9(e)(2) of Schedule 14A of the Securities and Exchange Commission’s Proxy Rules, are fees billed to the Corporation by its Independent Registered Public Accounting Firm (“Independent Auditors”) for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not audit fees as described in the previous paragraph.  In 2014, Crowe Horwath billed the Corporation $7,000 for work done in connection with the Corporation’s Form S-8 Registration Statement filed on June 20, 2014.  In 2013, Crowe Horwath billed the Corporation $3,500 for work done in connection with the Corporation’s Form S-3 Registration Statement filed on August 9, 2013.

Tax Fees

Crowe Horwath’s fees in 2014 and 2013 for preparing the Corporation’s tax returns, providing tax advice and performing tax compliance work were $28,455 and $23,500, respectively.

All Other Fees

In neither of the last two fiscal years was the Corporation billed by Crowe Horwath for any fees other than those described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Approval of Audit Related, Tax and Other Fees

In 2014 and 2013, the Audit Committee specifically approved or pre-approved all fees reported under the sections “Audit Related Fees” and “Tax Fees.”

Engagement of Independent Auditors to Perform Audit Services and Non-Audit Services

On an annual basis, and in accordance with the terms of written engagement letters, the Audit Committee engages the Corporation’s Independent Auditors to perform audit services as previously defined and to prepare the Corporation’s income tax returns.

In addition, from time to time the Audit Committee may engage the Corporation’s Independent Auditors to perform non-audit services such as providing tax advice and performing tax compliance work.  The Audit Committee has pre-approved specific types of non-audit services provided that the cost of such services does not exceed $50,000 in any calendar year.  The Audit Committee will not engage the Independent Auditors to perform any non-audit service or pre-approve any non-audit service that could impair, in fact or appearance, the independence of the Independent Auditors.  In addition, the Audit Committee will not pre-approve any non-audit service if such pre-approval constitutes delegation to management of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

Under its charter, the Audit Committee is responsible to assist the Board in fulfilling its oversight responsibilities by reviewing and evaluating: 1) the qualifications and independence of the Independent Auditors; 2) the performance of the Corporation’s Independent Auditors and the internal audit function; 3) the integrity of the Corporation’s financial statements; and 4) management’s responsibilities to assure that there is in place an effective system of internal controls.

Specific duties and responsibilities of the Audit Committee include, among other things: 1) appoint, retain, compensate, evaluate and, where appropriate, replace the Independent Auditors;  2) approve all fees and terms of engagement of the Independent Auditors; 3) confirm the independence of the Independent Auditors; 4) review and discuss with management and the Independent Auditors the Corporation’s audited consolidated financial statements and internal control over financial reporting; 5) meet with the Corporation’s Independent Auditors and review the scope of audit services and the results of their annual audit of the Corporation’s consolidated financial statements, including any recommendations the auditors may have with respect to internal controls or other business matters; 6) approve the internal audit plan and review the scope and results of internal audits; 7) review the results of examinations performed by regulatory authorities; 8) oversee management’s responsibility to fulfill the annual internal control reporting requirements of Section 404 of the Sarbanes-Oxley Act and the annual audit and management reporting requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991; 9) review the Bank's performance of its obligations under various laws and regulations, including those affecting consumers; 10) review related party transactions; and 11) oversee management’s responsibility to implement internal controls over information technology risk.

The evaluation of the Independent Auditors includes, among other things, a review of the most recent Public Company Accounting Oversight Board (“PCAOB”) report and communications required by PCAOB Auditing Standard Number 16 (“AS No. 16”) regarding the independence and appointment of the Independent Auditors and the results of the annual audit.  The evaluation also includes consideration of the qualifications and industry experience of the Audit Partner and audit team.  The Audit Committee received and reviewed the written disclosures and the letter from Crowe Horwath required by applicable requirements of the PCAOB regarding Crowe Horwath’s communications with the Audit Committee concerning independence, and discussed with Crowe Horwath their independence.

The Audit Committee reviews and discusses with management and the Independent Auditors the annual audited financial statements, Form 10-K, Forms 10-Q, Call Reports and earnings press releases prior to their filing, including reviewing the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operation."  The Audit Committee also reviews and discusses policies with respect to risk assessment and risk management.  Such discussions include the Corporation’s major financial and accounting risk exposures and the steps management has undertaken to control them.

The Audit Committee reviews reports from management regarding, among other things, the framework and effectiveness of internal and disclosure controls over financial reporting, compliance with laws and regulations, and controls over information technology risk
The Audit Committee met seven times during 2014 and schedules meetings to ensure it devotes enough time and attention to the duties and responsibilities outlined in this report.  Periodic executive sessions are held with the Independent Auditors, Chief Auditor and other members of management to discuss any matters that the Committee or these persons believe should be discussed.

The Audit Committee regularly reports its activities to the Board, and conducts a review of its Charter and a self-assessment of its performance annually.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee:

•	Alexander L. Cover, Chairman
•	Allen E. Busching
•	J. Douglas Maxwell, Jr.
•	Walter C. Teagle III
•	Eric J. Tveter

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (“1933 Act”) or the Securities Exchange Act of 1934 (“1934 Act”), except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

OTHER MATTERS

The Board of Directors of the Corporation does not know of any matters for action by stockholders at the Annual Meeting other than the matters described in the Notice of Annual Meeting.  However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting.  It is the intention of the persons named in the Proxy to vote such Proxy with respect to such matters in accordance with their best judgment.

The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation.  In addition to using the mail, directors, officers and employees of the Bank acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone, by facsimile or through a proxy solicitation firm.

STOCKHOLDER PROPOSALS

Any proposals of stockholders intended to be submitted at the 2016 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Chairman of the Board or the President no later than November 17, 2015 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting under SEC Rule 14a-8.  Moreover, if the Corporation is not notified of a matter to be brought before the 2016 Annual Meeting by January 29, 2016, then the proxies held by management of the Corporation may provide the discretion to vote against such matter, even though such matter is not included in the proxy statement and form of proxy.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 21, 2015

The Company’s proxy statement and form of proxy for its 2015 Annual Meeting of Stockholders and its 2014 annual report on Form 10-K to security holders is available at http://www.cstproxy.com/fnbli/2015.

For driving directions to The Carltun, the location of the annual meeting, please go to http://www.thecarltun.calls.net/contact.

ANNUAL REPORTS TO STOCKHOLDERS

Consolidated financial statements for the Corporation are included in the Corporation’s 2014 Annual Report on Form 10-K which was mailed with this Proxy Statement.  In addition, copies of the 2014 Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be sent to any stockholder upon written request without charge.  Such request should be directed to Mark D. Curtis, Executive Vice President, Chief Financial Officer and Treasurer, at the Corporation’s principal office, 10 Glen Head Road, Glen Head, New York 11545.

By Order of the Board of Directors

Sallyanne K. Ballweg
March 16, 2015	Senior Executive Vice President and Secretary

THE FIRST OF LONG ISLAND CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
APRIL 21, 2015

Annual Meeting Materials are available online at:
http://www.cstproxy.com/fnbli/2015

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

· FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ·

REVOCABLE PROXY

THE FIRST OF LONG ISLAND CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

April 21, 2015

3:30 p.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN H. TREIBER AND BERNARD ESQUENET, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of Stockholders of The First of Long Island Corporation ("Corporation") to be held at The Carltun, Eisenhower Park, 1899 Hempstead Turnpike, East Meadow, New York, on Tuesday, April 21, 2015 at 3:30 p.m. local time, and at any and all adjournments thereof, and to vote all shares of the common stock of the Corporation that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this proxy will be voted "For" all Proposals.

(Continued, and to be marked, dated and signed, on the other side)